                                                      Registration No. 333-
                             Washington D.C. 20549

                                   ----------
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 Chromatics Color Sciences International, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                New York                        13-3253392
                --------                        ----------
       (State of Incorporation)     (I.R.S. Employer Identification No.)

             5 East 80th Street, New York, NY 10021 (212) 717-6544
             -----------------------------------------------------
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                              Darby S. Macfarlane
              Chairperson of the Board and Chief Executive Officer
             5 East 80th Street, New York, NY 10021 (212) 717-6544
             -----------------------------------------------------
         (Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                With a copy to:
                            Jeffrey E. LaGueux, Esq.
                      Patterson, Belknap, Webb & Tyler LLP
      1133 Avenue of the Americas, New York, NY 10036-6710 (212) 336-2000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ( X )

         If this form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ( )

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                          Calculation of Registration Fee
==============================================================================================================
                                                  Proposed Maximum       Proposed Maximum           Amount of
Title of Shares to be        Amount to be          Offering Price       Aggregate Offering        Registration
     Registered             Registered (1)          Per Share (2)            Price (2)                 Fee
--------------------------------------------------------------------------------------------------------------
common stock, par
value $.001                3,241,380 shares           $8.4375             $27,349,143.75            $7,603.06
==============================================================================================================


(1) Represents the total shares of common stock (i) issuable upon conversion of 14% senior convertible debentures issued by Registrant in the principal amount of $5 million on April 15, 1999, plus all interest accrued thereon at maturity on April 15, 2002, at a conversion price of $5.00; (ii) issuable upon conversion of (a) 40,000 shares of convertible preferred stock issued by Registrant for aggregate proceeds of $4 million on June 15, 1999 and (b) 40,000 shares of convertible preferred stock issuable by Registrant for aggregate proceeds of $4 million on June 15, 1999, plus all dividends accrued thereon at a rate of 8% during the period from June 15, 2002 to June 15, 2004, at a conversion price of $7.25 per share; and (iii) issuable upon the exercise of (a) 270,690 warrants issued by Registrant on June 15, 1999 and (b) 270,690 warrants issuable by Registrant, at an exercise price of $8.25 per share.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low prices per share of the Registrant's common stock on the Nasdaq SmallCap Market on June 28, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                  Subject to Completion, dated July 1, 1999

Prospectus

                           CHROMATICS COLOR SCIENCES
                              INTERNATIONAL, INC.

                         3,241,380 Shares of Common Stock
                      --------------------------------------

The selling stockholders named in this prospectus are offering and selling up to 3,241,380 shares of our common stock. These shares were acquired by the selling stockholders upon the exercise of convertible debt securities, convertible preferred stock and warrants sold by us to the selling stockholders in private financings.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways. The prices at which the selling stockholders may sell the shares of common stock will be determined by prevailing market prices for the shares or by negotiated transactions. We will not receive any of the proceeds from the sale of shares, but we will receive the exercise price of the warrants.

Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CCSI." On June 28, 1999 the closing sales price of our common stock on the Nasdaq SmallCap Market was $8.25.

                    ---------------------------------------

You should read the description of certain risks under the caption "Risk Factors" beginning on page 6 before purchasing any of the common stock offered by this prospectus.

                    ---------------------------------------

The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                      -----------------------------------

                 The date of this prospectus is July __, 1999.

                             About This Prospectus

This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 3,241,380 shares of our common stock on behalf of the selling stockholders described below. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Please note that references in this prospectus to "we," "our" or "us" refer to Chromatics Color Sciences International, Inc. and not to the selling stockholders.

                         General Information About CCSI

We are a color science technology company engaged in the business of researching, developing and commercializing certain intellectual property rights, technology and instrumentation we have developed which relate to the application of color science technology to the scientific measurement, and the analysis and classification of the measurements, of:

- human skin,
- tissue,
- fluid,
- hair,
- teeth or
- biological subject,

the detection and monitoring of conditions affecting the coloration of such human skin, tissue, fluid, hair, teeth or biological subjects and the scientific classification and color-oriented organization of various consumer-sensitive products such as:

- cosmetics,
- tooth enamel,
- hair color,
- hosiery,
- fashion,
- textiles, etc.

We have incorporated some of these intellectual property rights, technology and instrumentation into a proprietary color measurement system and software marketed for various applications known as the ColorMate(Registered) System. We have developed our intellectual property and the ColorMate(Registered) System for:

     - the scientific measurement and classification of human skin color;

     - the scientific measurement of human hair, tooth, tissue and/or fluid color;

     - the scientific color coordination of such skin, hair, tooth and/or fluid color classification in relation to products;

     - the scientific measurement, classification and color-oriented organization of various color sensitive consumer products such as cosmetics, hair coloring, hosiery, clothing, tooth enamel, paint and textiles;

     - the scientific color measurement in detecting and monitoring certain diseases which we believe can be diagnosed or monitored by the coloration of human skin, tissue and fluids, such as newborn bilirubinemia (infant jaundice); and

     - the scientific color coordination of products in relation to other products.

We determine such scientific product color classifications by conducting laboratory product chromaticity studies.

We believe that our ColorMate(Registered) System can be marketed for various commercial applications in a variety of industries, including the cosmetic, hair color, beauty aid and fashion industries for cosmetics, hair color, custom blended foundation makeup, hosiery, clothing and accessories, the dental industry for matching the exact color of teeth caps, bonding and dentures for both dentists' offices and dental laboratories and the medical industry for the diagnosis and monitoring of certain conditions, disorders and diseases which are diagnosed or monitored by the coloration of human skin, tissue or fluid being affected, such as anemia, hepatitis, tuberculosis and newborn infant jaundice.

We have also developed our own line of scientifically color coordinated proprietary cosmetics (My Colors by Chromatics(Trademark)) and scientifically color coordinated proprietary color charts and material swatchpacks for use in the cosmetics, beauty, dental and fashion industries.

Color science involves the objective standardized analysis, description and scientific measurement by instrument of the colors composing the visual color spectrum and their related physical properties in relation to each other. Historically, analysis of all aspects of color

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

could only be performed through the subjective visual perception of the observer. Beginning in the 1930s, however, photoelectric instruments for objectively measuring colors became available. Since that time, increasingly precise methodologies and instruments have been developed and refined.

Our ColorMate(Registered) System consists of (i) a scientific color measurement instrument to be held against a subject's skin, hair, teeth or sample, (ii) a series of filters and a computer and (iii) related proprietary software all housed in a portable briefcase. The color measurement instrument used within our ColorMate(Registered) System or as a hand-held, battery operated instrument is used in all of our medical, cosmetic and other applications. The instrument is held against the subject's skin, hair, teeth or sample and performs scientific color measurement of coloration and luminosity. In skin color analysis, our software analyzes the color measurement taken and assigns the subject to one of the approximately 200 scientific skin color categories we have identified through our research and development efforts. In the medical application for monitoring infant jaundice, the instrument measures the incremental yellow content of the skin and provides a numerical index in milligrams/deciliters or micro moles correlating to the serum bilirubin concentration within a clinically useful range.

We believe that our intellectual property is capable of detecting and monitoring various diseases, such as bilirubin infant jaundice. In this regard, we have received FDA clearance for commercial marketing of our ColorMate(Registered) TLc BiliTest(Trademark) System for monitoring of newborn bilirubinemia (infant jaundice) in infants through the non-invasive scientific color measurement of the skin of the newborn. We have also completed feasibility studies and commenced ongoing clinical trials of our ColorMate(Registered) System for dermatology applications in determining the level of phototherapy to be used in treating certain skin disorders and diseases, such as psoriasis, and the patients' tolerance to such phototherapy treatment. This use of the ColorMate(Registered) System will require additional FDA clearance through submission of an S10(k) on pre-market approval applications supported by clinical data.

In July 1998 we received clearance by the U.S. Food and Drug Administration for commercial marketing of our ColorMate(Registered) TLc BiliTest(Trademark) System device for the non-invasive monitoring of newborn bilirubinemia (infant jaundice) by healthcare professionals in the hospital, institutional, pediatricians' office or home setting. Our FDA market clearance authorizes use of our technology as an aid to the physician in monitoring the status of newborn babies for the development of newborn bilirubinemia (infant jaundice). Following a physician's examination of a newborn within the first hours of birth, newborn babies would be measured initially and monitored periodically by the ColorMate(Registered) TLc BiliTest(Trademark) System for incremental changes in the yellow content of their skin. Almost all newborns develop some degree of infant jaundice and very high bilirubin levels, if left untreated, may, in extreme cases, lead to permanent brain damage or death. Infant jaundice occurs in most newborns because of a combination of increased bilirubin production, a waste product that is normally produced from the breakdown of red blood cells, and decreased clearance of bilirubin by the liver. Prior to birth, the bilirubin in an infant is processed by the mother's liver and excreted. After birth, an infant must eliminate bilirubin independent of its mother, and it may take an infant's system several days to begin eliminating the bilirubin faster than it is being produced.

The initial screening of bilirubin levels is the observation of the yellowing of the skin by professional care providers, which is a subjective determination prone to errors due to different skin colors. If the initial clinical assessment suggests the possibility of significant elevated bilirubin levels, the current procedure requires that a blood sample be obtained from the infant, usually by a so-called "heelstick" (lancing the infant's heel). We believe that a non-invasive instrument that monitors infant jaundice represents a significant improvement in patient care.

Our ColorMate(Registered) TLc BiliTest(Trademark) System monitors the incremental change of the yellow content of the skin color in infants of all races by scientifically measuring the color of the skin of the newborn. Color measurements are obtained by placing the device on different physical sites of the newborn for 5-10 seconds. Accuracy of the color measurements is ensured by the TLc Lensette(Trademark), a proprietary disposable color-calibration and verification standard and a protective shield to prevent cross contamination between parties used prior to each baby's measurement. Each color measurement of the skin is analyzed by our proprietary technology to provide an estimate in milligrams/deciliters calculating the newborn's serum bilirubin concentration within a clinically useful range.

We believe that our intellectual property and ColorMate(Registered)
System may have commercial applications in industrial color measurement applications, in order to achieve and confirm uniformity of color shades within a given product line or between two products of the same line (i.e., paint, textile and food products). To that end, we intend to increase our efforts to lease our ColorMate(Registered) System and/or license our intellectual property, including our chromaticity study capabilities, to industrial companies such as paint, textile and food companies, that use or could use existing color measurement technologies in the manufacturing and marketing of their own products. Many companies in these industries currently use color measurement instruments to ensure uniformity of product line color (e.g., that manufacturing facilities are producing different dye lots and/or goods of the same color). These instruments are generally available at prices well in excess of the price at which we would market our ColorMate(Registered) System for such applications, because we have been able to mass manufacture our color measurement technology, thereby taking advantage of the economies of scale. In addition, the ColorMate(Registered) System provides machine-to-machine stability (i.e., that each machine will achieve results consistent with that of other machines), whereas the competing color measurement instruments available today generally cannot produce consistent machine-to-machine results without complex inter-machine calibration adjustments.

In November 1998, we opened our medical division, supervised by Sheila Kempf, Vice President Medical Division. Ms. Kempf is a former Vice President-Marketing of Corometrics, a Marquette Medical Inc. company, and a former Director of Marketing for sensors and accessories of Nelcor Puritan Bennet, Inc. and has over 13 years experience in the medical marketing field. We also hired neonatal nurse clinical specialists to provide training to hospital staffs using our ColorMate(Registered) TLc BiliTest(Trademark) System. The newly-formed medical division provides sales support for the ColorMate(Registered) TLc BiliTest(Trademark) System delivered to consumers in the medical community, including hospitals, pediatricians, clinics and home health care agencies, and performs delivery, training and in-servicing for customers initially generated by our presentations to the medical community.

In November 1998 we entered into a manufacturing agreement for the production of our ColorMate(Registered) TLc BiliTest(Trademark) System and in February 1999 we began making limited shipments of this product.

In January 1999, we formed a five-person sales unit to be led by Dennis A. McClinton, Vice President of Sales. Mr. McClinton has an 18-year background in sales of fetal and neonatal ICU monitoring products at Marquette Medical Systems and will head a staff that averages ten years experience in that field. This new unit is responsible for the initial sales activity for our ColorMate(Registered) TLc BiliTest(Trademark) System. The ColorMate(Registered) TLc BiliTest(Trademark) System as currently marketed by our medical division has a list price of $3,000 to $6,000 depending on the model and may be leased or used under the limited time offer for use and evaluation of the system, all with either purchase of minimum monthly supplies of the TLc Lensette (Trademark) calibration standards at $10 per TLc Lensette(Trademark), or minimum monthly charges of $10 per use under a managed use program.

In June 1999 we entered into an agreement for the exclusive distribution of this product in the hospital, pediatricians' offices and home healthcare markets including clinics related to these markets in the United States with Datex-Ohmeda, Inc. and its Ohmeda Medical Division.

On April 15, 1999, we completed the private placement of $5 million in principal amount of 14% senior convertible debentures to certain of the selling stockholders for aggregate proceeds of $5 million. The 14% senior convertible debentures:

     - accrue interest at the rate of 14%, payable at our option in cash or in shares of our common stock upon conversion of the senior convertible debentures into shares of our common stock or the maturity date;

     - mature on April 15, 2002 if not sooner converted into shares of our common stock;

     - are partially convertible into shares of our common stock prior to April 14, 2000, at a price of $5.00 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock, so long as not more than 200,000 shares in total are issued upon such partial conversion;

     - are fully convertible into shares of our common stock from and after April 14, 2000, at a price of $5.00 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock;

     - may be prepaid by us at any time after October 15, 2000 at 100% of the principal amount plus all accrued but unpaid interest; and

     - are subject to mandatory conversion into shares of our common stock at our option at any time after October 15, 2000 if the average closing bid price of our common stock for ten consecutive trading days equals or exceeds $10.29.

In connection with this private placement, we agreed to register the shares of our common stock issuable upon the conversion of the senior convertible debentures for resale by certain of the selling stockholders under the Securities Act of 1933 and to use our best efforts to maintain the effectiveness of such registration statement until the earlier of the date that all of the shares of our common stock issuable upon the conversion of the senior convertible debentures have been sold and the date that the number of remaining shares of our common stock issued or issuable upon the conversion may be freely sold pursuant to SEC Rule 144 in any period of three consecutive months.

On June 15, 1999, we completed a private placement of 40,000 shares of convertible preferred stock and warrants to purchase 220,690 shares of our common stock to one of the selling stockholders for aggregate proceeds of $4 million. The shares of convertible preferred stock issued on that date:

     - are convertible into shares of our common stock at a price of $7.25 per share, subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock and to downward adjustment if we issue or agree to issue additional shares of our common stock (excluding options under our option plan and certain other excluded securities) at a price of less than $7.25 per share to the price at which we issue or agree to issue the lower-priced shares of our common stock or securities convertible or exchangeable for shares of our common stock;

     - are redeemable in cash for an amount equal to $115 per share of convertible preferred stock on the third anniversary of the date of initial issuance if not sooner converted unless we elect in our discretion to extend the redemption date to the fifth anniversary of the date of initial issuance;

     - are subject to mandatory conversion into shares of our common stock at our option at any time after December 15, 1999 if the average closing bid price of our common stock for ten consecutive trading days equals or exceeds $10.88 per share;

     - are not entitled to any voting rights except as otherwise required by applicable law; and

     - are not entitled to any dividend rights unless we elect to extend the redemption date to the fifth anniversary of the date of initial issuance, in which case dividends would accrue at the rate of 8% from and after the third anniversary of the date of initial issuance which could be paid in shares of our common stock at our option.

In addition to the shares of convertible preferred stock, on June 15, 1999 we also issued an aggregate of 220,690 warrants to purchase shares of our common stock to one of the selling stockholders. An additional 50,000 warrants were issued to such selling stockholder as compensation for services rendered in connection with the placement of the convertible preferred stock. The warrants issued on that date:

     -   have a five-year term unless sooner exercised;

     - are exercisable for shares of our common stock at a price of $8.25 per share, subject to adjustment in the same circumstances as the shares of convertible preferred stock described above; and

     - are subject to mandatory exercise into shares of our common stock at our option at any time after December 15, 1999 if the average closing bid price of our common stock measured over twenty consecutive trading days equals or exceeds $16.50.

We also agreed to issue and sell an additional 40,000 shares of convertible preferred stock and warrants to purchase 270,690 shares of our common stock to the same selling stockholder at a second closing. The second closing is subject to the satisfaction of several conditions, including the effectiveness of the registration statement of which this prospectus forms a part. The terms of the convertible preferred stock to be sold at the second closing would be identical to the convertible preferred terms described above except that the conversion price would be equal to the lower of $7.25 per share or 90% of the average closing bid price of our common stock over the five consecutive trading days ending on the date prior to the second closing date. The terms of the warrants to be sold at the second closing would be identical to the warrant terms described above except that the exercise price would be equal to the lower of $8.25 per share or 100% of the average closing bid price of our common stock over the five consecutive trading days ending on the date prior to the second closing date. We may elect in our discretion not to proceed with the second closing if the conversion price of the convertible preferred stock to be sold would be less than $7.25 per share or if the exercise price of the warrants to be sold would be less than $8.25 per share.

In connection with this private placement, we agreed to register the shares of our common stock issuable upon the conversion of the convertible preferred stock and warrants for resale by one of the selling stockholders under the Securities Act of 1933 and to use our best efforts to maintain the effectiveness of such registration statement until the date that all of the shares of our common stock issuable upon the conversion of the convertible preferred stock and warrants have been sold.

Our Company was incorporated in New York in March 1984. Our principal executive offices are located at 5 East 80th Street, New York, New York 10021 and our telephone number at that address is (212) 717-6544.


                                  Risk Factors

Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.


WE HAVE A LIMITED OPERATING HISTORY

We have a limited operating history and have generated insignificant revenues to date. Although we have recently entered into agreements for the manufacturing and distributing of our ColorMate(Registered) TLc BiliTest(Trademark) System, to date we have not produced or sold substantial quantities of this product. We cannot assure you that this product can be manufactured in commercial quantities or at an acceptable cost or marketed successfully. We also cannot assure you that we will be successful in our efforts to commercialize our ColorMate(Registered) System for other applications.


WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND WE MAY
NEVER ACHIEVE PROFITABILITY

We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any significant revenues from product sales. As of July __, 1999, we had an accumulated deficit of $____. We expect that we will continue to incur operating losses for the foreseeable future.


WE MUST SECURE ADDITIONAL FINANCING, OTHERWISE WE WILL NOT
BE ABLE TO DEVELOP OUR PRODUCTS

We will require substantial additional funds for our research and product development programs, for our obligations to our manufacturing and distribution partners, for operating expenses, to pursue regulatory approvals and to develop and commercialize other applications of our ColorMate(Registered) System. Adequate funds for these purposes, whether through the financial markets or other sources, may not be available when needed. If our funds are insufficient, we may be unable to meet our obligations under manufacturing agreements and the distribution agreements relating to our ColorMate(Registered) System and our ColorMate(Registered) TLc BiliTest(Trademark) System or under other agreements we may enter into in the future. If we fail to make any payment required to be made or if we are otherwise in default under these agreements relating to our ColorMate(Registered) System and our ColorMate(Registered) TLc BiliTest(Trademark) System, the other parties will have the right to terminate the agreements. Termination of any of these agreements would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(Registered) System and our ColorMate(Registered) TLc BiliTest(Trademark) System until replacement agreements were entered into.

WE WILL INCUR SUBSTANTIAL FINANCIAL LIABILITIES IF THE CONVERTIBLE DEBENTURES AND CONVERTIBLE PREFERRED STOCK ISSUED TO THE SELLING STOCKHOLDERS IS NOT CONVERTED INTO SHARES OF OUR COMMON STOCK PRIOR TO MATURITY

If the selling stockholders do not elect to convert the senior convertible debentures or the convertible preferred stock we issued to them into shares of our common stock and we are unable to compel such conversion pursuant to the mandatory conversion provisions described above relating to the market price of our common stock we will be obligated to repay such selling stockholders in cash on the maturity date of the convertible debentures and the redemption date of the convertible preferred stock. In addition, if an event of default occurs with respect to the convertible debentures prior to the stated maturity date the selling stockholders may elect to accelerate the maturity of the convertible debentures with the effect that the principal amount and all accrued but unpaid interest would become immediately due and payable. We cannot assure you that we would have sufficient funds available to us to satisfy such obligations. Failure to satisfy such obligations would have a material adverse effect on our business and could force us to close operations and seek protection from our creditors under applicable bankruptcy laws.

WE HAVE LIMITED MARKETING AND SALES EXPERIENCE

We have not previously licensed our intellectual property for use in any industry other than the beauty aid, hosiery and cosmetics industries and our management has not had any experience in marketing our intellectual property, ColorMate(Registered) System or our other products in any other field. Prior to licensing our intellectual property in any industry, including the cosmetic, beauty aids and fashion industries, we will be required to develop additional marketing skills relevant to such industries and conduct significant further marketing activities.
In addition, in certain of these industries we will also have to overcome regulatory hurdles and professional skepticism and develop practical applications. Our medical support and sales division was only recently established and we cannot assure you that it will successfully generate commercial levels of sales, that we will be able to successfully maintain a marketing and sales force or that we will be able to enter into additional marketing and sales agreements with third parties on acceptable terms.


WE DEPEND ON OTHER PARTIES FOR MANUFACTURING AND MARKETING AND WE
DO NOT HAVE MANUFACTURING OR MARKETING CAPABILITIES OF OUR OWN

Our strategy for the research, development and commercialization of our products involves entering into various arrangements with corporate partners and is dependent upon the subsequent success of these outside parties in performing their responsibilities. We rely on our corporate partners to manufacture and to market our ColorMate(Registered) TLc BiliTest(Trademark) System and will continue to rely on corporate partners to manufacture and to market our ColorMate(Registered) System for other applications. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control. We cannot assure you that these parties will perform their obligations as expected or that we will derive any revenue from these arrangements. We have no experience in manufacturing or marketing any products. We currently do not have the resources to manufacture or market independently on a commercial scale the ColorMate(Registered) System, the ColorMate(Registered) TLc BiliTest(Trademark) System or any other products that we may develop. The failure of our corporate partners to perform their obligations relating to the manufacturing and distributing of our ColorMate(Registered) System or ColorMate(Registered) TLc BiliTest(Trademark) System would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(Registered) System and our ColorMate(Registered) TLc BiliTest(Trademark) System until a replacement arrangement was entered into.


WE MAY NOT BE ABLE TO COMMERCIALIZE OUR COLORMATE(REGISTERED) SYSTEM OR OUR COLORMATE(REGISTERED) TLC BILITEST(TRADEMARK) SYSTEM SUCCESSFULLY

Our success in commercializing our ColorMate(Registered) System depends on many factors. In the case of our ColorMate(Registered) TLc BiliTest(Trademark) System, our success is dependent upon acceptance by healthcare professionals and patients. Their acceptance of our ColorMate(Registered)
TLc BiliTest(Trademark) System will largely depend on our ability to show them its ability to compete with the heelstick method for monitoring infant jaundice as well as other non-invasive methods that may be developed by others with respect to:

     - safety;

     - effectiveness;

     - ease of use; and

     - price.

We cannot assure you that our ColorMate(Registered) TLc BiliTest(Trademark) System will be competitive with respect to these factors or that our distribution partner will be able to successfully market it in a timely and effective manner. We also cannot assure you that our ColorMate(Registered) System will be competitive in other applications with existing or future products or that our future distribution partners will be able to successfully market our ColorMate(Registered) System in those other applications in a timely and effective manner. Our success in commercializing our ColorMate(Registered) TLc BiliTest(Trademark) System in other applications is dependent upon demonstrating its utility for those applications in relation to competing products and establishing a competitive pricing strategy in relation to such competing products.


WE ARE IN THE EARLY STAGE OF DEVELOPMENT OF OTHER POTENTIAL MEDICAL
APPLICATIONS.

Although we have received FDA clearance to commercially market our ColorMate(Registered) TLc BiliTest(Trademark) System for monitoring infant jaundice, our clinical and research development programs for other medical applications of our ColorMate(Registered) System are at a very preliminary stage and substantial additional research and development and further clinical trials will be necessary before commercial versions of any additional proposed products are submitted for FDA marketing clearance or approval and produced for such other medical applications. We cannot assure you that we will be able to successfully address the problems that may arise during the development, FDA review process and commercialization of these other medical applications or that any of our proposed products for these other medical applications will be successfully developed, proven safe and effective in clinical trials, cleared or approved by the FDA for marketing or meet applicable regulatory standards and requirements.


WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED OUR COLORMATE(REGISTERED) SYSTEM FOR NON-MEDICAL APPLICATIONS.

To date, we have not achieved commercial market penetration in any non-medical industry. Based on the deminimus cosmetics sales levels per location that we have achieved from the placement of ColorMate(Registered) System units to date, we believe that we would have to significantly increase the number of ColorMate(Registered) System unit installations in order to achieve significant levels of cosmetics sales revenues and that obtaining such increased cosmetic sales revenues will take significantly longer to achieve than was originally anticipated. In order to commercialize our ColorMate(Registered) System in connection with non-medical applications we will need to develop additional marketing skills, incur significant expenses on sales and marketing activities, hire additional employees and consultants and enter into arrangements with third party distributors. We cannot assure you that we will be successful in our efforts to commercialize any of these non-medical applications of our ColorMate(Registered) System.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

The FDA and comparable foreign regulatory authorities generally require rigorous pre-clinical testing, clinical trials and government premarket review and clearance approval for the type of human medical devices we market. We also are or may be regulated at the state and local level. Numerous regulations govern, among other things, the manufacturing, safety, labeling, promotion, storage, record keeping, reporting and marketing of medical devices. Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. A delay in obtaining or failure to obtain or maintain regulatory clearances or approvals for any of our products will have an adverse effect on our business. We cannot predict the adverse effects that existing or future government regulations may have on our business.

Even though our ColorMate(Registered) TLc BiliTest(Trademark) System received FDA marketing clearance for monitoring infant jaundice, we may still face difficulties in manufacturing and marketing this product. A marketed product, its manufacturer and the manufacturer's facilities are subject to regulatory review and periodic establishment inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

          - fines;

          - suspended or withdrawn regulatory approvals;

          - refusal to clear or approve pending applications;

          - refusal to permit exports or to allow imports from the United
            States;

          - product recalls;

          - seizure of products;

          - injunctions;

          - operating restrictions; and

          - criminal prosecutions.


WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP POTENTIAL INTERNATIONAL MARKETS AND OBTAIN FOREIGN REGULATORY APPROVALS.


We believe that sales of our products to customers outside of the United States represent a significant potential source of growth. We may not be able to obtain agreements with third party distributors for marketing outside the United States.

Additionally, to market our ColorMate(Registered) Tlc BiliTest(Trademark) System in the European Union we applied for ISO-9001/EN46001 certification and the right to affix the CE mark. ISO-9001/EN46001 certification recognizes that we have established a quality system for the design, development, manufacturing, servicing and distribution of the ColorMate(Registered) Tlc BiliTest(Trademark) System. The CE mark is a symbol of quality and compliance with applicable European Union medical device directives. We have received both the ISO-9001/EN46001 certification and the right to affix the CE mark to our ColorMate(Registered) Tlc BiliTest(Trademark) System. We cannot assure you that we will be able to maintain these important qualifications. The loss of either of these qualifications would have a material adverse effect on our plans for European distribution of our products.

We cannot be certain that we will obtain any further regulatory approvals in other countries. In order to market our products outside of the United States, we also must comply with numerous and varying foreign regulatory requirements implemented by foreign authorities. The approval procedure varies among countries and can involve additional testing. The time required to obtain further clearances or approvals may differ from that required to obtain FDA clearances or approvals for commercial marketing. The foreign regulatory approval process includes all of the risks associated with obtaining FDA clearances or approvals set forth above, and clearance or approval by the FDA does not ensure clearance or approval by the authorities of any other country.


ACCEPTANCE BY THE MEDICAL COMMUNITY IS ESSENTIAL TO OUR FUTURE SUCCESS

The commercial acceptance of our ColorMate(Registered) TLc BiliTest(Trademark) System is substantially dependent on its acceptance by the medical community. We cannot assure you that the medical community will accept the ColorMate(Registered) TLc BiliTest(Trademark) System or, if acceptable, as to the length of time it would take to gain acceptance. Because the medical community is relatively slow to adopt new technologies we cannot assure you that the medical community will perceive a need for, or accept, our ColorMate(Registered) TLc BiliTest(Trademark) System, or be willing to commit funds to its purchase and use. Widespread acceptance of the ColorMate(Registered) TLc BiliTest(Trademark) System as a useful method for monitoring infant jaundice will require educating the medical community about its advantages, reliability and utility. In addition, acceptance of the ColorMate(Registered) TLc BiliTest(Trademark) System may be adversely affected by competing products which may have more utility or be received in a better way than our

ColorMate(Registered) TLc BiliTest(Trademark) System.


OUR MAIN COMPETITORS GENERALLY HAVE MORE RESOURCES THAN WE HAVE

The medical device industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Our inability to meet or surpass our competitors' technological advances in this industry could have a material adverse effect on our business. We have several competitors in this industry, none of whom we believe to be dominant, but who have financial, marketing and other resources substantially greater than ours (including companies such as Minolta Co., Ltd., Respironics, Inc., which recently acquired Healthdyne Technology, Inc. and SpectRx, among others), and some of which have greater name recognition and lengthier operating histories in the industry. We believe that the only commercially available non-invasive bilirubinometers with FDA marketing clearance in the United States are the Minolta Jaundice Meter and the SpectRx Bilicheck.

In addition, there will be other companies with which we will compete regarding other potential medical applications which we may pursue. Furthermore, the monitoring methods currently in use for monitoring infant jaundice as well as dermatological diseases, the principal diseases with respect to which we may seek regulatory marketing clearance, have already achieved acceptance by and are in widespread use in the medical community, unlike our proposed methods. Our competitors in this industry and others may develop products which may render our ColorMate(Registered) TLc BiliTest(Trademark) System obsolete or which have advantages over our ColorMate(Registered) TLc BiliTest(Trademark) System, such as greater accuracy and precision or greater acceptance by the medical community.

To the extent that we are able to commercialize our ColorMate(Registered) System fornon-medical applications such as dentistry we will also encounter competition. In particular, the cosmetics industry and the fashion industry are particularly sensitive to changing consumer preferences and demands, which are difficult to predict and beyond our control. Competition in the cosmetics and dental industries is diverse, but is nevertheless dominated by a number of large, established, well-known companies having significantly greater financial, marketing and human resources than we do. These competitors also have an established presence in the market and manufacturing capabilities. We cannot assure you that we will be able to compete successfully in these non-medical markets.


WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE

Our Board of Directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. We have 1,380,000 shares of Class A preferred stock which are entitled to receive annual non-cumulative dividends of $.001 per share, when and as declared by our Board of Directors, which must be paid before any cash dividend may be paid with respect to our common stock.


OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE PREFERRED STOCK
WITHOUT STOCKHOLDER AUTHORIZATION. PREFERRED STOCK COULD BE USED
AS AN ANTI-TAKEOVER DEVICE.

Our Board of Directors is authorized to issue from time to time without stockholder authorization shares of preferred stock. The issuance of preferred stock could decrease the amount of assets and earnings available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of our common stock. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF STOCK OF CCSI AND EXERT CONSIDERABLE CONTROL OVER CCSI

As of June 30, 1999, our directors and executive officers beneficially owned approximately 19% of our outstanding common stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.


WE WILL NEED TO HIRE ADDITIONAL PERSONNEL

In order to generate and service sales of our medical products, we will need to attract and retain significant additional senior and midlevel personnel experienced in financial, administrative, marketing, sales and regulatory matters in the medical industry. We currently only have -- full-time employees, of which -- are medical marketing or regulatory personnel. Our success will depend in part on our ability to hire, train and retain new and existing personnel. Competition for qualified personnel is intense and we cannot assure you that we will be successful in hiring, training or retaining additional personnel to support our executive, operations, marketing, sales, research and product development needs and efforts.


WE DEPEND ON THE SERVICES OF KEY PERSONNEL

Our success depends to a significant extent upon the efforts of Darby Simpson Macfarlane, the Chairperson of our Board of Directors, our Chief Executive Officer and one of our major stockholders and David Kenneth Macfarlane, our Vice President, Research and Development. Although we have purchased key-man life insurance policies in the amounts of $1,000,000 on the lives of each of Ms. and Mr. Macfarlane, we cannot assure you that the proceeds from such policies would enable us to retain suitable replacements for them. The loss of the services of either Ms. Macfarlane or Mr. Macfarlane could adversely affect our business.


WE ARE A DEFENDANT IN PENDING SECURITIES LITIGATION

We have been named, together with certain of our officers and directors, as a defendant in three pending legal actions involving allegations that we made false and misleading statements during the period from July 30, 1997 through June 8, 1998 regarding:

         - the new innovative nature of our ColorMate(Registered) TLc BiliTest(Trademark) System;

         - the market size and revenue potential of our ColorMate(Registered) TLc BiliTest(Trademark) System; and

         - the existence and status of negotiations with potential distributors of our ColorMate(Registered) TLc BiliTest(Trademark) System.

Although we believe that the claims asserted in these suits are without merit and intend to contest them vigorously, we expect to incur substantial legal expenses in connection with defending these actions and cannot assure you that the outcome of this litigation will not have a material adverse effect on our business.


WE FACE THE RISK OF PRODUCT LIABILITY OR MALPRACTICE CLAIMS WHICH MAY EXCEED THE SCOPE OR AMOUNT OF OUR INSURANCE COVERAGE

The manufacture and sale of human medical devices entail significant risk of product liability and malpractice claims. We cannot assure you that our product liability coverage will be adequate to protect us from any liabilities we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage as additional products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business and results of operations. We must indemnify our distribution partner against any product liability claims brought against it arising out of products developed by us. We do not have any malpractice insurance.


OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, WHICH WE MAY NOT BE ABLE TO DO

Our success will depend to a significant degree on our ability to obtain patents and licenses to patent rights, preserve trade secrets and to operate without infringing on the proprietary rights of others. If we are not successful in these endeavors, our business will be substantially impaired.

To date, we have obtained several patents in the United States (U.S. Patent Nos. 4,909,632, 5,311,293, 5,313,267 and 5,671,735) and other countries and have filed a number of pending patent applications in the United States and other countries relating to our technologies. We cannot assure you that our existing patents will not be successfully challenged or circumvented, that we will otherwise be able to rely on such patents, that such patents will be sufficient to protect our technologies or that future patents will issue from our pending patent applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect our technologies.

We cannot assure you that our competitors will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign countries. If our ability to make, use and sell our products were to be limited or prohibited it could have a material adverse effect on our business. We also cannot assure you that we will not become subject to patent infringement claims brought by third parties or to re-examination of previously issued patents or interference proceedings to determine the priority of inventions. Any litigation or interference proceedings brought against us, initiated by us or otherwise involving us may result in our incurring substantial legal fees and expenses and may require substantial time commitments by some of our employees. Any adverse determination in any such litigation or proceeding could have a material adverse effect on our business.

The patent application process may take several years and may entail considerable expense. The failure to obtain patent protection on the technologies underlying our products may have a material adverse effect on our competitive position and business prospects. If patents can be obtained, we cannot assure you that any such patents will provide us with any competitive advantage. For example, others may independently develop similar but non-infringing technologies and patents may be invalidated in litigation.

We also rely on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. We cannot assure you that we will be able to protect our intellectual property successfully.


OUR ASSUMPTIONS REGARDING THE BUSINESS PLAN AND STRATEGY FOR OUR
COLORMATE(REGISTERED) TLC BILITEST(TRADEMARK) SYSTEM MAY PROVE TO BE
INACCURATE

Our business plan and strategy for the commercialization of our ColorMate(Registered) TLC Bilitest(Trademark) System is based upon certain assumptions we have made regarding the size of the bilirubin monitoring market, our anticipated short-term and eventual share of this market, the price at which we believe we will be able to sell or lease our ColorMate(Registered) TLC Bilitest(Trademark) System and consumer acceptance of this product. We cannot assure you that these assumptions will prove to be correct.


THERE ARE RISKS RELATED TO SECURITIES LISTED ON THE NASDAQ SMALLCAP MARKET AND LOW-PRICED SECURITIES

Our common stock is presently traded on the Nasdaq SmallCap Market. Although we intend to apply for the listing of our common stock on the NASDAQ National Market System, we cannot assure you that such listing application will be accepted or, if it is accepted, that we will continue to meet the requirements for continued listing on the NASDAQ National Market System.

Generally, continued inclusion on the Nasdaq SmallCap Market requires that our common stock be registered under Section 12(g) of the Securities Exchange Act of 1934 and that:

          - we maintain at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years;

          - we have at least 500,000 shares in the public float valued at $1,000,000 or more;

          -    our common stock has a minimum bid price of $1.00;

          -    we have at least two active market makers; and

          -    we have at least 300 holders of our common stock.

We cannot guarantee that we will be able to maintain these requirements in the future. If we fail to meet the Nasdaq SmallCap Market listing requirements, the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of and to obtain accurate quotations as to the market value of the common stock.

If our common stock ceases to be included on the Nasdaq SmallCap Market, it could become subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in these securities is provided). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If our common stock becomes subject to the penny stock rules, you may be unable to readily sell shares of our common stock.


OUR STOCK PRICE MAY BE VOLATILE

The market prices for securities of many companies in the medical device industry, including ours, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. Prices for our common stock may be influenced by many factors, including:

     - investor perception of us;

     - analyst recommendations;

     - fluctuations in our operating results;

     - market conditions relating to the medical device industry;

     - announcements of technological innovations or new commercial products by us or our competitors;

     - publicity regarding actual or potential developments relating to products under development by us or our competitors;

     - developments or disputes concerning patent or proprietary rights;

     - delays in the development or approval of our product candidates;

     - regulatory developments in both the United States and foreign countries;

     - public concern as to the safety of medical device technologies;

     - period-to-period fluctuations in financial results;

     - future sales of substantial amounts of common stock by existing shareholders; or

     - economic and other external factors.

There is limited trading volume in our common stock and limited liquidity. We cannot assure you that greater trading volume or a more active market for our common stock will develop.

CONVERSION OF THE CONVERTIBLE DEBENTURES AND THE CONVERTIBLE
PREFERRED STOCK AND EXERCISE OF THE RELATED WARRANTS WILL DILUTE
THE INTERESTS OF EXISTING STOCKHOLDERS

The conversion price of the convertible debentures and the convertible preferred stock issued to the selling stockholders and the exercise price of the related warrants issued to one of the selling stockholders is expected to be less than the current market price of our common stock on the date of conversion or exercise. So long as such securities remain outstanding and unconverted or unexercised, the terms under which we could obtain additional equity financing may be adversely affected. To the extent of any conversion or exercise of such securities, the interests of our existing stockholders will be diluted proportionately.


THERE ARE RISKS ASSOCIATED WITH HEALTHCARE REFORM AND THIRD-PARTY REIMBURSEMENT

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Recent initiatives to reduce the federal deficit and to reform healthcare delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and medical devices and other fundamental changes to the healthcare delivery system. Any such changes could negatively impact our ultimate profitability. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of healthcare costs. We cannot predict what impact the adoption of any federal or state healthcare reform measures or future private sector reforms may have on our business.

Our ability to successfully commercialize our ColorMate(Registered) TLc BiliTest(Trademark) System and our other medical product candidates will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations.

Third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations such as healthcare management organizations, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may all result in lower prices for our medical product candidates than we currently expect. The cost containment measures that healthcare payers and providers are instituting and the effect of any healthcare reform could negatively affect our ability to operate profitably.

American Medical Association CPT codes are generally used to facilitate the processing of insurance reimbursement claims and to provide a simplified reporting procedure. However, assignment of a code does not assure that the insurer will provide reimbursement or that the AMA endorses the medical procedure at issue. In March 1998, we were assigned AMA CPT Code 82250 for processing claims for use of the ColorMate(Registered) TLc BiliTest(Trademark) System. The same code for processing claims for use of our ColorMate(Registered) TLC Bilitest(Trademark) is assigned for the reimbursement of laboratory blood tests currently used to monitor infant jaundice. Subsequently, the AMA informed us that CPT Code 84999 ("Unlisted Chemistry Procedure"), not code 82250, was the assigned code. However, the AMA indicated that it was reviewing coding in this area generally. Although we believe that the original code assignment to our ColorMate(Registered) TLC Bilitest(Trademark) System was correct, we cannot assure you that our belief will be sustained. Claims for reimbursement under CPT code 84999 may not be as readily processed for reimbursement as claims made under CPT code 82250.


YEAR 2000 ISSUE RISKS MAY RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex. Virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00".

The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Although we do not presently believe that, with upgrades of existing software and/or conversion to new software, the year 2000 problem will pose significant operational problems for our internal computer systems or have a negative affect on our financial position or results of operations, we cannot assure you that any year 2000 compliance problems of our suppliers and distribution partner will not negatively affect our financial position or results of operations. Because uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, we intend to continue to make efforts to ensure that third parties with whom we have relationships are year 2000 compliant. We have not incurred significant costs to date associated with year 2000 compliance and presently believe estimated future costs will not be material. However, actual results could differ materially from our expectations due to unanticipated technological difficulties or project delays. If we or any third parties upon which we rely are unable to address the year 2000 issue in a timely manner, it could have a materially adverse effect on our financial position and results of operations. In order to assure that this does not occur, we are in the process of developing a contingency plan and intend to devote all resources required to attempt to resolve any significant year 2000 issues in a timely manner.


WE EXPECT TO ISSUE ADDITIONAL SHARES IN THE FUTURE WHICH WOULD DILUTE THE OUTSTANDING SHARES

In order to finance the commercialization of our ColorMate(Registered) TLC Bilitest(Trademark) System and other applications of our ColorMate(Registered) System, we expect to issue and sell additional shares of our common stock or securities convertible into our common stock, such as the securities which we issued to the selling stockholders, in the future. The prices at which we sell these securities and the other terms and provisions related to such securities will depend on prevailing market conditions and other factors in effect at that time, all of which are beyond our control. Such shares may be issued at prices which are less than the then-current market price of our common stock and/or at prices which are less than the prices at which the shares of common stock being offered by the selling stockholders hereby are sold. Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

                       Where You Can Get More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed April 29, 1999;

     - Current Report on Form 8-K filed April 30, 1999;

     - Quarterly Report on Form 10-Q filed May 17, 1999;

     - Current Report on Form 8-K filed June 18, 1999;

     - Current Report on Form 8-K filed June 30, 1999; and

     - The description of the common stock contained in Chromatics Color Sciences International, Inc. Registration Statement on Form 8-A, as filed on February 1, 1993 with the SEC under the Securities Exchange Act of 1934.


You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Chromatics Color Sciences International, Inc.
                  5 East 80th Street
                  New York, NY 10021
                  (212) 717-6544



                                Use of Proceeds

We will not receive any proceeds resulting from the sale of the shares of common stock by the selling stockholders, but we will receive the proceeds from the exercise of the warrants.

                           Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information about our financial condition, results of operations and business that are based on our current and future expectations. The words "believe," "anticipate," "expect," "intend," and words of similar import are intended to identify these statements as forward-looking statements. Such forward-looking statements include the following:

          - our belief that our existing capital resources will be adequate to fund our needs for at least the next 12 months;

          - our belief that our ColorMate(Registered) System and/or our ColorMate(Registered) TLc BiliTest(Trademark) System can be marketed in the medical, dental, biological, cosmetic, industrial, soil contamination, hair color, beauty-aid or fashion industries;

          - our belief that the size of the infant jaundice monitoring market in the United States is approximately 15,000,000 tests annually and approximately the same size in Europe and in Asia, South America and Australia combined and that non-invasive monitoring could potentially increase the amount of annual tests performed;

          - our belief that our ColorMate(Registered) TLc BiliTest(Trademark) System is a significant improvement in patient care regarding infant jaundice;

          - our belief that our ColorMate(Registered) TLc BiliTest(Trademark) System can be successfully commercialized for other applications;

          - our belief that we will be successful in attracting and retaining additional qualified personnel;

          - our belief that the medical community will accept our ColorMate(Registered) TLc BiliTest(Trademark) System;

          - our belief that we can successfully mass manufacture our ColorMate(Registered) TLc BiliTest(Trademark) System and our ColorMate(Registered) System;

          - our belief that we can successfully generate revenues from the commercialization of our intellectual property;

          - our belief that we can successfully license our ColorMate(Registered) TLc BiliTest(Trademark) System for the parents market or expand our sales into this market through our own medical division; and

          - our belief that our distribution partner, Datex-Ohmeda, Inc., will be successful in penetrating its targeted markets within the projected time periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth under "Risk Factors" and elsewhere in this prospectus. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                              Selling Stockholders

In private placements concluding in April 1999 and June 1999 we sold to the selling stockholders convertible debt securities, convertible preferred stock and warrants to purchase common stock, and agreed to register the shares of common stock issuable upon the conversion of these convertible debt securities and convertible preferred stock and the exercise of warrants sold to those selling stockholders for resale of such securities by the selling stockholders. We also agreed to use our best efforts to keep the registration statement effective for_____, or until all of the shares are sold under the registration statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of June 30, 1999, of each of the selling stockholders. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. The following table assumes that all of the shares of common stock being registered will be sold by the selling stockholders.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of June 30, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. Applicable percentages are based on 15,423,442 shares outstanding on June 30, 1999 adjusted as required by rules promulgated by the SEC.


=========================================================================================================
      Name of Selling            Number of Shares       Number of Shares           Number of Shares
        Stockholder             Beneficially Owned      Registered for Sale        Beneficially Owned
                                                        Hereunder                  After Offering
---------------------------------------------------------------------------------------------------------
LBI Group Inc.                      822,414(1)              1,821,380(2)                     0
3 World Financial Center
New York, New York 10285

Bradley James Schreiner              40,000(3)                284,000(4)                     0
Trust
c/o P.O. Box 400
Sterling, IL 61081

Gregory William Schreiner            40,000(3)                284,000(4)                     0
Trust
c/o P.O. Box 400
Sterling, IL 61081

Steven Michael Schreiner             40,000(3)                284,000(4)                     0
Trust
c/o P.O. Box 400
Sterling, IL 61081

L.B.P. Trust                         40,000(3)                284,000(4)                     0
c/o P.O. Box 400
Sterling, IL 61081

Gary W. Schreiner Trust              40,000(3)                284,000(4)                     0
c/o P.O. Box 400
Sterling, IL 61081

G.A.P. Trust                         40,000(3)                284,000(4)                     0
c/o P.O. Box 400
Sterling, IL 61081

================================================================================

----------------
(1) Represents shares of common stock which may be acquired within 60 days of June 30, 1999 upon the conversion of the convertible preferred stock held by such selling stockholder and the exercise of the warrants issued to such selling stockholder. Does not include up to an additional 551,724 shares of common stock which may be acquired upon the conversion of $4 million of convertible preferred stock that may be acquired by such selling stockholder at a subsequent closing, subject to certain conditions. Does not include up to an additional 88,276 shares of common stock which may be acquired by such selling stockholder upon the conversion of the dividends that may accrue on the shares of convertible preferred stock held by such selling stockholder during the period from the June 15, 2002 through June 15, 2004. Does not include up to an additional 88,276 shares of common stock which may be acquired by such selling stockholder upon the conversion of the dividends that may accrue on the shares of convertible preferred stock that may be acquired by such selling stockholder at a subsequent closing, subject to certain conditions, during the period from the June 15, 2002 through June 15, 2004. Does not include up to an additional 270,690 shares of common stock which may be acquired upon exercise of additional warrants that may be issued to such selling stockholder in connection with the issuance and sale of the additional $4 million of convertible preferred stock that may be acquired by such selling stockholder at a subsequent closing, subject to certain conditions. Mr. Frederick Frank, Vice Chairman of Lehman Brothers, an investment banking firm, has been an advisor to us since December 1, 1997, providing financial, strategic and business advisory services. The consulting agreement with Mr. Frank expired December 1, 1998 but was renewed by mutual agreement of Mr. Frank and us. Lehman Brothers is an affiliate of such selling stockholder.

(2) Represents the maximum number of shares of common stock which may be acquired within 60 days of June 30, 1999 upon (i) the conversion of the convertible preferred stock held by such selling stockholder, (ii) the conversion of the dividends that may accrue on the shares of convertible preferred stock held by such selling stockholder during the period from the June 15, 2002 through June 15, 2004, (iii) the exercise of the warrants issued to such selling stockholder, (iv) the conversion of $4 million of convertible preferred stock that may be acquired by such selling stockholder at a subsequent closing, subject to certain conditions, (v) the conversion of the dividends that may accrue on the shares of convertible preferred stock that may be acquired by such selling stockholder during the period from the June 15, 2002 through June 15, 2004 at a subsequent closing, subject to certain conditions, and (vi) the exercise of additional warrants that may be issued to such selling stockholder in connection with the conversion of $4 million of convertible preferred stock that may be acquired by such selling stockholder at a subsequent closing, subject to certain conditions.

(3) Represents shares of common stock which may be acquired within 60 days of June 30, 1999 upon the conversion of the convertible debenture held by such selling stockholder. Does not include up to an additional 160,000 shares of common stock which may be acquired by such selling stockholder upon the conversion of the entire outstanding principal amount of the convertible debenture held by such selling stockholder at any time after April 15, 2000. Does not include up to an additional 84,000 shares of common stock which may be acquired by such selling stockholder upon the conversion of all interest accrued through April 15, 2002 with respect to the convertible debenture held by such selling stockholder.

(4) Represents the maximum number of shares of common stock which can be acquired by such selling stockholder upon the conversion on April 15, 2002 of the convertible debenture held by such selling stockholder.


                              Plan of Distribution

The selling stockholders or their transferees may, from time to time, sell all or a portion of the shares of common stock being registered pursuant to this prospectus in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - short sales;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of such securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders.

Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the

Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to the sales of their shares offered hereby. We have also advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares offered hereby.

Certain selling stockholders may from time to time purchase shares of common stock in the open market. These selling stockholders have been notified that they should not commence any distribution of shares unless they have terminated their purchasing and bidding for common stock in the open market as provided in applicable securities regulations.

There is no assurance that the selling stockholders or their transferees will sell any or all of the shares offered by them in this prospectus.


                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York.


                                    Experts

Our financial statements as of December 31, 1998 and for the year ended December 31, 1998 incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman LLP, independent auditors, as set forth in their report dated March 15, 1999, and are in reliance upon the authority of BDO Seidman LLP as experts in accounting and auditing. Our financial statements as of December 31, 1997 and for the year ending December 31, 1997 incorporated by reference in this prospectus and registration statement have been audited by Wiss & Company, independent auditors, as set forth in their report dated February 17, 1998.

We have not authorized any dealer, salesman
or other person to make any representation
not contained in this prospectus. Do not rely
on any information or representation not        3,241,380 Shares of Common Stock
contained in herein. This prospectus is not an offer to sell any of the securities offered hereby in those jurisdictions where such an offer would be unlawful.


                       CONTENTS
                                             Page         CHROMATICS COLOR
                                                              SCIENCES
About This Prospectus .....................              INTERNATIONAL, INC.

General Information About
Chromatics ................................

Risk Factors...............................

Where You Can Get More                                    __________________
Information................................
                                                             PROSPECTUS
Use of Proceeds............................               __________________

Forward-Looking Statements.................

Selling Stockholders.......................
                                                            June ___, 1999
Plan of Distribution.......................

Legal Matters..............................

Experts....................................

                                    PART II

                     Information Not Required in Prospectus

Item 14.        Other Expenses of Issuance and Distribution.

The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the registrant.

        Item                                             Amount of Expenses

SEC Registration Fee                                          $ 7,603.06
Printing Expenses                                              30,000*
Accounting Fees and Expenses                                    1,000*
Legal Fees and Expenses                                        30,000*
Miscellaneous Expenses                                          1,000*
                                                              -------

         Total                                                $69,603.06*

----------
* Estimated


Item 15.        Indemnification of Directors and Officers.

Section 722 of the Business Corporation Law of the State of New York and
Article X of our Certificate of Incorporation contain provisions for the indemnification of officers and directors of CCSI. The Certificate of Incorporation requires us to indemnify such persons to the full extent permitted by New York Law. Each person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of CCSI.
Indemnification would cover judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees.

We have directors' and officers' liability insurance. Such insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not we would have the power to indemnify such person.

Item 16.   Exhibits.

Number     Description of Document

3.1 Restated Articles of Incorporation of CCSI (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 33-54256), filed on November 5, 1992, as amended).

3.1.1 Certificate of Amendment to the Certificate of Incorporation of CCSI regarding the change of our name (incorporated by reference to Exhibit 3.1.1 to the November 5, 1992 Registration Statement).

3.1.2 Certificate of Amendment to the Certificate of Incorporation of CCSI increasing the authorized number of shares of common stock and increasing the authorized number of shares of preferred stock (incorporated by reference to Exhibit 3.1.2 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996).

3.1.3 Certificate of Amendment to the Certificate of Incorporation of CCSI dated February 13, 1998 effecting the three-for-two stock split and certain changes to our Class A convertible preferred stock (incorporated by reference to Exhibit 3.1.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

3.1.4 Certificate of Amendment to the Certificate of Incorporation of CCSI dated January 8, 1999 to fix the relative rights, preferences and limitations with respect to our Class B preferred stock, pursuant to the adoption of the Shareholders' Rights Plan (incorporated by reference as Exhibit 1 to the Form 8-A dated January 5, 1999).

3.1.5+ Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 11, 1999 to further fix the relative rights, preferences and limitations with respect to our Class B preferred stock.

3.1.6+ Certificate of Correction of the Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 16, 1999 to correct an error in the Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 11, 1999.

3.1.7+ Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 16, 1999 to further fix the relative rights, preferences and limitations with respect to our Class B preferred stock.

3.2 By-Laws of CCSI (incorporated by reference to Exhibit 3.2 to the November 5, 1992 Registration Statement).

4          See Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7 and
           3.2.

5          Opinion Regarding Legality (to be filed supplementally).

23         Consents of Independent Auditors (to be filed supplementally).

24+        Power of Attorney (see page II-6 of this Registration Statement).

-----------
+ Filed herewith.

Item 17.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated by reference in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) the undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Securities Act of 1933 and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.   Exhibits.

Number     Description of Document

3.1 Restated Articles of Incorporation of CCSI (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 33-54256), filed on November 5, 1992, as amended).

3.1.1 Certificate of Amendment to the Certificate of Incorporation of CCSI regarding the change of our name (incorporated by reference to Exhibit 3.1.1 to the November 5, 1992 Registration Statement).

3.1.2 Certificate of Amendment to the Certificate of Incorporation of CCSI increasing the authorized number of shares of common stock and increasing the authorized number of shares of preferred stock (incorporated by reference to Exhibit 3.1.2 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996).

3.1.3 Certificate of Amendment to the Certificate of Incorporation of CCSI dated February 13, 1998 effecting the three-for-two stock split and certain changes to our Class A convertible preferred stock (incorporated by reference to Exhibit 3.1.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

3.1.4 Certificate of Amendment to the Certificate of Incorporation of CCSI dated January 8, 1999 to fix the relative rights, preferences and limitations with respect to our Class B preferred stock, pursuant to the adoption of the Shareholders' Rights Plan (incorporated by reference as Exhibit 1 to the Form 8-A dated January 5, 1999).

3.1.5+ Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 11, 1999 to further fix the relative rights, preferences and limitations with respect to our Class B preferred stock.

3.1.6+ Certificate of Correction of the Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 16, 1999 to correct an error in the Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 11, 1999.

3.1.7+ Certificate of Amendment to the Certificate of Incorporation of CCSI dated June 16, 1999 to further fix the relative rights, preferences and limitations with respect to our Class B preferred stock.

3.2 By-Laws of CCSI (incorporated by reference to Exhibit 3.2 to the November 5, 1992 Registration Statement).

4          See Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7 and
           3.2.

5          Opinion Regarding Legality (to be filed supplementally).

23         Consents of Independent Auditors (to be filed supplementally).

24+        Power of Attorney (see page II-6 of this Registration Statement).

                                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on June 30, 1999.

                                        CHROMATICS COLOR SCIENCES
                                        INTERNATIONAL, INC.


Date:  June 30, 1999                    By: /s/ Darby S. Macfarlane
                                            -----------------------
                                            Darby S. Macfarlane
                                            Chairperson of the Board
                                            and Chief Executive Officer

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darby Simpson Macfarlane and Leslie Foglesong, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


        /S/ Darby S. Macfarlane                                    June 30, 1999
        ----------------------------
Darby S. Macfarlane,
Chairperson of the Board and Chief Executive Officer
(Principal Executive Officer)


        /S/ Leslie Foglesong                                       June 30, 1999
        ----------------------------
Leslie Foglesong,
Director, Secretary and Treasurer
(Principal Financial and Accounting Officer)


        /S/ David Kenneth Macfarlane                               June 30, 1999
        ----------------------------
David Kenneth Macfarlane,
Director, Vice-President - Research and Development

        /S/ Edmund Vimond                                          June 30, 1999
        -----------------------------
Edmund Vimond, Director


        /S/ Edward Mahoney                                         June 30, 1999
        -----------------------------
Edward Mahoney, Director